CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated May 10, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-46586 and 811-6610) of Dreyfus California Intermediate Municipal Bond Fund.

ERNST & YOUNG LLP

New York, New York July 26, 2005